Citigroup Funding Inc.
FDIC-Guaranteed Medium-Term Notes due 2010 (Re-opening)
Final Term Sheet
February 6, 2009

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.,
Citigroup Funding's parent company.

FDIC Guarantee:	This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity
Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the
FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Rating of Issuer’s Obligations:	The Issuer’s FDIC-guaranteed senior debt is rated Aaa / AAA / AAA (Moody’s / S&P / Fitch), based on the FDIC guarantee.

Offering:	FDIC-Guaranteed Medium-Term Notes due 2010

Principal Amount Issued:	$250,000,000. Upon settlement, the notes will form part of the same series as, and will be fungible with, the Issuer’s outstanding FDIC-Guaranteed Medium-Term Notes due 2010 issued on
January 30, 2009, and the aggregate principal amount of this series of notes will be
$3,250,000,000.

Pricing Date:	February 6, 2009

Settlement Date:	February 11, 2009 (T+3)

Maturity Date:	July 30, 2010

Issue Price:	100.0694% of the principal amount

Underwriting Discount:	0.125%

Interest Rate:	Three-month USD-BBA-LIBOR Reuters LIBOR01 + 10 bps

Discount Margin:	Three-month USD-BBA-LIBOR Reuters LIBOR01 + 6 bps

Proceeds:
Principal:	$249,861,000.00
Accrued Interest (12 days):	$106,198.33
Total Net Proceeds:	$249,967,198.33 (including accrued interest but before expenses)

Interest Reset Date:	Quarterly on each Coupon Payment Date

Coupon Payment Dates:	Quarterly on the 30th of each January, April, July, and October thereafter until maturity, with adjustment for period end dates on a modified following New York Business Day Convention

First Coupon Date:	April 30th, 2009

Day Count Convention:	Actual/360

Accrue to Pay:	Yes

Interest Determination Dates:	The second London business day prior to each Interest Reset Date

Payment at Maturity:	100% of the principal amount

Early Redemption:	Not Callable

Calculation Agent:	Citibank, N.A.

Form and Denomination:	Registered Medium-Term Notes in minimum denomination and minimum increments of
US$1,000.00

Clearing and Settlement:	DTC#274

Listing:	None

Sole Lead Manager:	Citigroup Global Markets Inc.	$237,500,000
95%

Co-Managers:	Blaylock Robert Van, LLC	$2,500,000
1% each	Cabrera Capital Markets, LLC	$2,500,000
	Deutsche Bank Securities Inc.	$2,500,000
	Goldman, Sachs & Co.	$2,500,000
	Loop Capital Markets, LLC	$2,500,000

CUSIP:	17314AAA0
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (‘SEC’) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

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